UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 19, 2012

FISHER COMMUNICATIONS, INC.
__________________________________________
(Exact name of registrant as specified in its charter)

Washington	000-22439	91-0222175
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

140 Fourth Avenue N., Suite 500, Seattle, Washington		98109
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	206-404-7000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On November 19, 2012, Fisher Communications, Inc. (the "Company") entered into a credit agreement (the "Credit Agreement") with J.P. Morgan Chase Bank, N.A. as Administrative Agent and Lender, for a $30.0 million senior secured revolving credit facility (the "Credit Facility"). The Credit Facility will mature in 2017. In addition to the $30.0 million revolving credit facility, the Credit Agreement provides for a subfacility for the issuance of standby letters of credit in an amount to be determined by JPMorgan and the Company.

Borrowings under the Credit Facility will accrue interest at a variable rate. The interest rate will be calculated using either an Alternate Base Rate ("ABR") or the Eurodollar Rate, plus, in each case, an applicable margin determined by the Company’s leverage ratio in accordance with the terms of the Credit Agreement. The ABR is equal to the highest of (i) the rate of interest publicly announced by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City (the "Prime Rate"), (ii) the federal funds effective rate from time to time plus 0.50% and (iii) the Eurodollar Rate applicable for an interest period of one month plus 1.00%. The Eurodollar Rate is calculated as the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a period equal to one, two, three or six months (as selected by the Company) appearing on LIBOR01 Page published by Reuters.

The Company’s obligations under the Credit Facility are guaranteed by each of the Company’s existing and future direct and indirect domestic subsidiaries, except for those that are prohibited by law, rule or regulation from guaranteeing the Credit Facility. Collateral for the Credit Facility includes substantially all tangible and intangible assets of the Company and the guarantors, but excludes rights in programming agreements, network affiliation agreements, permits, leases and licenses that preclude such pledge (whether by contract or applicable law), the percentage of ownership interest in foreign subsidiaries that could reasonably be expected to result in adverse tax consequences to the Company, and real property. The Company has also granted a negative pledge with respect to its real property.

Under the Credit Agreement, the Company is required to maintain certain financial ratios, including a leverage ratio and fixed charge coverage ratio.

The Credit Agreement contains customary affirmative and negative covenants for comparable financings, including but not limited to, limitations on liens, indebtedness, investments, mergers and other fundamental changes, sales and other dispositions and dividends and other distributions. The Credit Agreement contains customary events of default and remedies in the event of an occurrence of an event of default, including the acceleration of any amounts outstanding under the Credit Agreement. Additionally, the Credit Agreement includes certain customary conditions that must be met for the Company to borrow under the Credit Facility.

The above description of the terms of Credit Agreement is a summary and does not purport to be a complete description of all of its terms, and it is qualified in its entirety by reference to the Credit Agreement and the related Security Agreement, copies of which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information related to the $30.0 million revolving credit facility agreement discussed under Item 1.01 above is hereby incorporated by reference under this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

Exhibit Description

10.1 Credit Agreement dated November 19, 2012, among Fisher Communications, Inc., JPMorgan Chase Bank, N.A., as Administrative Agent and Lender

10.2 Security Agreement dated November 19, 2012, among Fisher Communications, Inc. and JPMorgan Chase Bank, N.A., as Administrative Agent

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FISHER COMMUNICATIONS, INC.

November 26, 2012	By:	/s/ Colleen B. Brown

Name: Colleen B. Brown
Title: President and CEO

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Exhibit Index

Exhibit No.	Description

10.1	Credit Agreement dated November 19, 2012, among Fisher Communications, Inc., JPMorgan Chase Bank, N.A., as Administrative Agent and Lender
10.2	Security Agreement dated November 19, 2012, among Fisher Communications, Inc. and JPMorgan Chase Bank, N.A., as Administrative Agent